Exhibit 10.17.1

333 South Wabash, 40-South, Chicago, IL 60604	Stephen W. Lilienthal Chairman & Chief Executive Officer
August 8, 2008	Telephone (312) 822-2163
Facsimile (312) 822-1330
Internet stephen.lilienthal@cna.com
Thomas Pontarelli
1326 Evergreen Court
Glenview, IL 60025
Dear Tom,
We are pleased to offer you a special deferral bonus. Provided that you are employed by the Company on the date each installment of the bonus is to be paid, the special deferral bonus of $600,000, less applicable withholding taxes, will be paid in two installments as follows: the first payment, $300,000 will be paid to you June 30, 2009; the second payment, $300,000, will be paid to you on June 30, 2010. Except as otherwise provided in paragraph 1 below, no bonus payment will be made in the event that you are not employed by the Company on each bonus payment date. By entering into this agreement, you agree to comply with all of the Covenants (as defined in Attachment A) and conditions contained in this agreement and the attachments hereto (which are incorporated into this agreement by reference). If your employment with the Company should end, the special deferral bonus shall be handled as follows:
1.
If the Company terminates you for Convenience or Performance, it will pay you the unpaid portion of the special deferral bonus within 30 days following the termination and you will not be required to repay any special deferral bonus amounts paid to you during the twelve months immediately preceding your termination date. You agree to execute a General Release and Settlement Agreement as provided by the Company in order to receive this unpaid portion.

2.
If the Company terminates you for Cause the Company will not pay you any portion of the special deferral bonuses remaining unpaid at the time of termination, and you agree to repay, within 30 days of your termination, any special deferral bonus amounts paid to you during the twelve months immediately preceding your termination date. If repayment of the special deferral bonus or any portion thereof occurs within the same calendar year in which you were paid the special deferral bonus, you agree to repay the net payment amount (i.e. gross payment less taxes). If repayment of the special deferral bonus or any portion thereof occurs after the end of the calendar year in which you were paid the special deferral bonus, you agree to repay the gross payment amount.

3.	If you decide to voluntarily terminate your employment with the Company, the Company will not pay you any portion of the special deferral bonuses remaining unpaid at the time of termination.
In addition, we have agreed to extend the special severance pay and benefits continuation arrangement outlined in my letter to you dated June 18, 2007 (the “Original Letter Agreement”) through December 31,
Initials: CNA:_/s/ SL
Employee: /s/ TP

2010. Therefore, the date in the third sentence of the Original Letter Agreement is hereby extended from December 31, 2009 to December 31, 2010.
Any terms or conditions in this letter agreement to the contrary notwithstanding, the Original Letter Agreement, as amended herein, remains in full force and effect and is hereby ratified in its entirety. Further, in the event of a conflict between the terms and conditions of this letter agreement and those of the Original Letter Agreement, the terms and conditions of the Original Letter Agreement (as hereby extended through December 31, 2010) shall continue to govern and control the special severance pay and benefits described therein.
In all events, regardless of the reason for termination, whether you are required to repay any portion of the special deferral bonus, or whether you have any dispute with the Company, you agree to remain obligated under the Covenants and conditions in this agreement and in the attachments hereto. In the event you breach any provision of this agreement, you agree that the Company shall not be limited in the relief it may obtain for such breach to recovery of any special deferral bonus paid to you, but that the Company shall also have the right to seek any other relief that might be available to the Company including, but not limited to, injunctive relief.
This letter agreement is highly confidential and by accepting this letter agreement, you agree not to disclose to or discuss this agreement or any other matter related to the special deferral bonus or any other matters referenced in this letter agreement with any former or current CNA employee other than your manager or a human resources representative.
All other terms and conditions of your employment with the Company remain in full force and effect, including your obligation to comply with the Company’s policies and procedures (except that this agreement prevails to the extent of any inconsistencies with those policies and procedures). Neither this letter agreement nor any other Company procedures and communications are a promise or guarantee of future or continued employment. Nothing in this agreement affects your right (or the Company’s right) to end the employment relationship between you and the Company at any time and for any reason.
Agreed:

/s/ Thomas Pontarelli	8/18/08

Thomas Pontarelli	Date

Continental Casualty Company

/s/ Stephen W. Lilienthal	8/18/08

Stephen W. Lilienthal	Date
Response period: You will have up to 30-days from the date of this agreement to sign and accept the terms of this offer.
Attachments:                     Attachment A – Definitions/Covenants
Initials: CNA:_/s/ SL
Employee: /s/ TP

Attachment A
DEFINITIONS/COVENANTS
Cause – means termination of your employment if in the judgment of the Company’s Chief Executive Officer you
i)	breach this agreement or any other written agreement between you and the Company;
ii)
take any action or fail to act in any manner that constitutes misconduct, willful malfeasance or gross negligence, or involves fraudulent, dishonest, or unethical conduct with respect to your work for the Company;

iii)	violate any law or regulation applicable to your work for the Company, or you violate in any material respect any written policy or procedure of the Company; or
iv)	engage in conduct that results in adverse publicity or harm to the business or reputation of the Company.
Company – means Continental Casualty Company, its parent entities, subsidiaries or affiliates.
Convenience – means termination of your employment for a reason other than death, disability, Cause or Performance.
Performance – means your performance is a level 4, or equivalent, as determined by your management at any time during a performance period.
Covenants –
i)	You agree that for a period of 24 months following the termination of your employment with the Company you will not:
(a)	employ or engage as a contractor or consultant,

(b)	offer to employ or engage as a contractor or consultant, or

(c)	solicit for employment or engagement as a contractor or consultant, any person who was employed by the Company at any time within 12 months before such employment, engagement, offer or solicitation.

ii)
You agree there is a significant risk of disclosure and use of the Company’s secret or confidential information and disruption to the Company’s client relationships if former Company employees work together at another property/casualty insurer, which would irreparably harm the Company’s interests in confidential information, client relationships and a stable workforce. Therefore, you agree that for a period of 24 months after the termination of your employment with the Company, you will not:

(a)
accept an offer of employment or an offer to work as a contractor or consultant made, directly or indirectly, by or on behalf of a Former Employee (defined below) or enter into any other business relationship with a Former Employee in the commercial property/casualty insurance business or

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Employee:_/s/ TP

b)	provide services as an employee, contractor, consultant or otherwise to any business involved in commercial property/casualty insurance that would result in:
1)	your being supervised, directly or indirectly, by a Former Employee, or

2)
your working with a Former Employee with whom you had a direct or indirect reporting relationship at the Company or with whom you worked in the same line(s) of business or business segment(s) (or, if applicable, within the same staff function or service department) at the Company.

This covenant will only apply if you voluntarily terminate your employment with the Company for any reason. .

A “Former Employee” is any person employed by the Company during the 12 months preceding your termination who occupied a position at a salary band greater than 220 or its equivalent.

iii)
You agree that for a period of 24 months after the date of your termination of employment from the Company you will not solicit, or direct others to solicit, Company customers. You further agree that for a period of 24 months after the date of your termination of employment with the Company you will not solicit agents or brokers, or direct others to solicit agents or brokers, to move Company business away from the Company or to limit the amount of business the agents or brokers do with the Company. This covenant is not intended to prohibit you from working in the insurance industry or from working for another commercial insurance company. You do, however, agree that you cannot interfere with the Company’s relationships as described for the period of time referenced above.

iv)
You agree that while you are employed by the Company, and at all times after your employment with the Company ends, you will hold in a fiduciary capacity for the benefit of the Company all trade secret, proprietary or confidential information, and non-public knowledge or data relating to the Company or its customers. You agree that you will not use such information, knowledge or data except to perform your work for the Company and, further, that you will not disclose, divulge or in any way communicate such information, knowledge or data to anyone who is not authorized by the Company to receive it.

v)
You agree that during the 24 month period following the termination of your Company employment, you will cooperate fully with and assist the Company, at the Company’s expense, in any pending or threatened claims or other legal matters by or against the Company relating to matters in which you were involved during your employment with the Company and, unless precluded by law, to inform the Company promptly if you are requested to assist or to participate in any legal matter against the Company.

Enforcement -
You agree that your obligations to the Company in this letter agreement are necessary to protect its legitimate business interests, are reasonable in scope and duration, and will not cause you a financial hardship or prevent you from pursuing employment opportunities in the property-casualty insurance industry.
You agree that the letter agreement which includes and incorporates by reference, this Attachment A shall be governed by and interpreted in accordance with Illinois law (without regard to its conflict of law rules). In the event of any action against you to enforce the terms of the letter agreement or its attachments, you consent to the jurisdiction of the Illinois federal and state courts.
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In this letter agreement, “person” means both individuals, entities, organizations and groups; and the terms “including” means “including without limitation.” If this agreement prohibits you from taking an action, you may not take the action directly or indirectly, or alone or in concert or association with others.
If a court with proper jurisdiction determines that any provision of the letter agreement, this Attachment A is unreasonably broad or otherwise unenforceable, the court may modify such provision as necessary to be enforceable, and the provision shall be enforced as modified. If a court refuses, however, to enforce a provision either as drafted or modified, then that provision will be disregarded and all of the remaining provisions of this agreement will still be enforced.
Entire Agreement –
This agreement (which includes the letter agreement, the Original Letter Agreement and this Attachment A) is the exclusive statement of the agreement between the Company and you regarding the subjects covered by this agreement. In entering into this agreement, you agree that you have not relied on any representation, inducement or agreement made by the Company or anyone acting on the Company’s behalf that is not fully and expressly set out in this agreement.
No waiver or modification of any provision of this agreement or any rights or obligations of you or the Company will be effective unless made in writing and signed by all parties to this agreement.
Application of Code §409A –
It is the understanding and intention of the Company that the special deferral bonus and separation pay to be paid to you pursuant to the letter agreement are exempt from the rules applicable to deferred compensation under §409A of the Internal Revenue Code as short-term deferrals, and to the maximum extent possible the letter agreement shall be interpreted and administered in accordance with that understanding, or in accordance with §409A to the extent it is determined that any payment is subject to §409A. However, the Company does not guaranty that such payments will not be subject to §409A, and in no event will the Company have any liability for payment of any penalty that may be imposed on you under §409A.
Initials: CNA:_/s/ SL
Employee:_/s/ TP